UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 21, 2020

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)
3000 North Sam Houston Parkway East
Houston, Texas 77032
(Address of Principal Executive Offices)

001-03492	75-2677995
(Commission File Number)	(IRS Employer Identification No.)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On January 21, 2020, registrant issued a press release entitled “Halliburton Announces Fourth Quarter 2019 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER 2019 RESULTS

•	Reported net loss of $1.88 per diluted share

•	Adjusted net income of $0.32 per diluted share, excluding impairments and other charges

HOUSTON - January 21, 2020 - Halliburton Company (NYSE:HAL) announced today a net loss of $1.7 billion, or $1.88 per diluted share, for the fourth quarter of 2019. This compares to net income for the third quarter of 2019 of $295 million, or $0.34 per diluted share. Adjusted net income for the fourth quarter of 2019, excluding impairments and other charges, was $285 million, or $0.32 per diluted share. Halliburton's total revenue in the fourth quarter of 2019 was $5.2 billion, a 6% decrease from revenue of $5.6 billion in the third quarter of 2019. Reported operating loss was $1.7 billion during the fourth quarter of 2019, compared to operating income of $536 million in the third quarter of 2019. Adjusted operating income for the fourth quarter of 2019, excluding impairments and other charges, was $546 million, a 2% increase sequentially.

Total revenue for the full year of 2019 was $22.4 billion, a decrease of $1.6 billion, or 7%, from 2018. Reported operating loss for 2019 was $448 million, compared to a reported operating income of $2.5 billion for 2018. Excluding impairments and other charges, adjusted operating income for 2019 was $2.1 billion, compared to adjusted operating income of $2.7 billion for 2018.

“I am pleased with how Halliburton executed for the fourth quarter and the full year. We optimized our performance in North America as the market softened, and our international business grew for the second year in a row,” commented Jeff Miller, Chairman, President and CEO.

“We delivered over $900 million of free cash flow for the full year 2019, demonstrating our ability to generate consistent free cash flow throughout different business environments.

“International revenue increased 10% sequentially in the fourth quarter of 2019. It also grew 10% on a full year basis, outpacing the international rig count. For the full year, revenue increased in all international regions and in both our divisions.

“In 2020, we expect our international growth to continue. Increased activity, disciplined capital allocation, pricing improvements, and our ability to compete for a larger share of high-margin services should lead to improvement in our international margins in 2020.

“Our North America revenue decreased 21% sequentially in the fourth quarter and 18% for the full year as a result of reduced customer activity and pricing, and our decision to focus on returns over growth. We took swift actions in the fourth quarter making structural changes to adjust to the current market environment.

“While we expect customer spending in North America to be down again this year, we will continue executing our playbook, implementing our service delivery improvement strategy, and focusing on maximizing our returns.

“2020 opens a new decade and a new century for Halliburton. We will continue to focus on delivering margin expansion, industry-leading returns and strong free cash flow,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the fourth quarter of 2019 was $3.1 billion, a decrease of $448 million, or 13%, when compared to the third quarter of 2019, while operating income was $387 million, a decrease of $59 million, or 13%. These results were primarily due to reduced activity and pricing in multiple product service lines in North America land, primarily associated with stimulation services, coupled with reduced stimulation services in Latin America and well intervention services in the Middle East. These declines were partially offset by increased pressure pumping activity in the Eastern Hemisphere, coupled with increased year-end completion tool sales globally.

Drilling and Evaluation

Drilling and Evaluation revenue in the fourth quarter of 2019 was $2.1 billion, an increase of $89 million, or 4%, when compared to the third quarter of 2019, while operating income was $224 million, an increase of $74 million, or 49%. These results were primarily driven by increased activity in all product service lines in Middle East/Asia, coupled with increased drilling activity in Europe/Africa/CIS and year-end software sales globally. These improvements were partially offset by reduced activity in multiple product service lines in North America and reduced testing activity in Latin America.

Geographic Regions

North America

North America revenue in the fourth quarter of 2019 was $2.3 billion, a 21% decrease when compared to the third quarter of 2019. This decline was mainly due to reduced activity and pricing in North America land, primarily associated with pressure pumping and well construction. This decline was partially offset by increased year-end completion tool sales in the Gulf of Mexico.

International

International revenue in the fourth quarter of 2019 was $2.9 billion, a 10% increase when compared to the third quarter of 2019, primarily driven by increased activity in multiple product service lines in Middle East/Asia and increased well construction activity in the North Sea. These improvements were partially offset by a decline in activity in Argentina.

Latin America revenue in the fourth quarter of 2019 was $598 million, a 2% decrease sequentially, resulting primarily from reduced activity in multiple product service lines in Argentina, coupled with decreased testing activity across the region. These results were partially offset by increased activity for all product service lines in Colombia, increased project management activity and cloud infrastructure installations in Mexico, and increased year-end completion tool sales across the region.

Europe/Africa/CIS revenue in the fourth quarter of 2019 was $883 million, a 6% increase sequentially, resulting primarily from increased well construction activity in the North Sea, coupled with increased activity in multiple product service lines in Algeria. These improvements were partially offset by reduced pipeline services across the region.

Middle East/Asia revenue in the fourth quarter of 2019 was $1.4 billion, a 19% increase sequentially, largely resulting from increased activity in multiple product service lines in the Middle East, India and China, increased pressure pumping activity in Australasia, and increased year-end completion tool sales across the region. These results were partially offset by reduced well intervention services in the Middle East.

Other Financial Items

Halliburton recognized $2.2 billion, pre-tax, of impairments and other charges during the fourth quarter of 2019 to further adjust its cost structure to market conditions. These charges consisted primarily of non-cash asset impairments, mostly associated with pressure pumping and legacy drilling equipment, as well as severance and other costs.

Selective Technology & Highlights

•
Halliburton received four major awards at the 2019 World Oil Awards gala in Houston. Halliburton's winning entries included Best Drilling Technology Award - Unique 3D Inversion Capability from EarthStarTM Ultra-Deep Resistivity Service; Best Exploration Technology Award - T1T2 IFMI for Unconventionals with Halliburton XMR™ Service; Best Well Intervention Technology Award - SPECTRUM® 360; and Best HSE/Sustainable Development (Onshore) Award - Halliburton Tuned® Prime™ Cement Spacer.

•
PTTEP, a national petroleum exploration and production company in Thailand, selected Halliburton Landmark for joint development of new well design workflow to automate drilling and completion engineering processes across the well lifecycle.

•
Halliburton announced a multi-year agreement with Repsol to provide a cloud-based master data management solution for E&P activities. The software as a service enables users to load, ingest, manage and access log, well and other E&P data across different locations for greater efficiency and productivity throughout Repsol's asset portfolio.

•
Halliburton released PixStarTM High-Resolution Ultrasonic Imaging Service, a new logging-while-drilling technology that provides real-time images of the borehole to help operators identify fractures, improve wellbore stability, and optimize completion design.

•
Halliburton introduced the Xtreme Single-Trip Multizone (XSTMZTM) system for completing wells in deepwater and ultra-deepwater conditions up to 15,000 psi. Based on Halliburton's successful 10,000-psi rated Enhanced Single-Trip Multizone (ESTMZTM) system, the increased pressure rating of the XSTMZ system allows operators to isolate and frac pack multiple zones at higher pump rates with larger proppant volumes. It also supports the ability to create zonal compartments for better stimulation of long pay zones that have high-pressure differentials between them.

•
The 25th annual Halliburton Charity Golf Tournament raised $4.5 million for over 100 nonprofit organizations in Houston and across the U.S., once again making it one of the largest non-PGA golf tournament fundraisers in the U.S. This amount includes a $1.5 million matching contribution from Halliburton in recognition of the Company's 100th anniversary. The tournament has raised more than $23 million over the past 25 years, and 2019 represented the highest annual amount since the tournament first teed off.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With approximately 55,000 employees, representing 140 nationalities in more than 80 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2018, Form 10-Q for the quarter ended September 30, 2019, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2019	2018	2019
Revenue:
Completion and Production	$3,058	$3,832	$3,506
Drilling and Evaluation	2,133	2,104	2,044
Total revenue	$5,191	$5,936	$5,550
Operating income (loss):
Completion and Production	$387	$496	$446
Drilling and Evaluation	224	185	150
Corporate and other	(65)	(73)	(60)
Impairments and other charges (a)	(2,198)	—	—
Total operating income (loss)	(1,652)	608	536
Interest expense, net	(141)	(137)	(141)
Other, net	(44)	(13)	(23)
Income (loss) before income taxes	(1,837)	458	372
Income tax (provision) benefit (b)	183	210	(76)
Net income (loss)	$(1,654)	$668	$296
Net (income) loss attributable to noncontrolling interest	1	(4)	(1)
Net income (loss) attributable to company	$(1,653)	$664	$295

Basic and diluted net income (loss) per share	$(1.88)	$0.76	$0.34
Basic and diluted weighted average common shares outstanding	878	873	876

(a) During the three months ended December 31, 2019, Halliburton recognized a pre-tax charge of $2.2 billion primarily related to asset impairments and severance costs. See Footnote Table 1 for further details.

(b) Includes a $306 million tax benefit during the three months ended December 31, 2018 related to a strategic change in Halliburton's corporate structure.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended
	December 31
	2019	2018
Revenue:
Completion and Production	$14,031	$15,973
Drilling and Evaluation	8,377	8,022
Total revenue	$22,408	$23,995
Operating income (loss):
Completion and Production	$1,671	$2,278
Drilling and Evaluation	642	745
Corporate and other	(255)	(291)
Impairments and other charges (a)	(2,506)	(265)
Total operating income (loss)	(448)	2,467
Interest expense, net	(569)	(554)
Other, net	(105)	(99)
Income (loss) before income taxes	(1,122)	1,814
Income tax provision (b)	(7)	(157)
Net income (loss)	$(1,129)	$1,657
Net income attributable to noncontrolling interest	(2)	(1)
Net income (loss) attributable to company	$(1,131)	$1,656

Basic and diluted net income (loss) per share	$(1.29)	$1.89
Basic weighted average common shares outstanding	875	875
Diluted weighted average common shares outstanding	875	877

(a) During the year ended December 31, 2019, Halliburton recognized a pre-tax charge of $2.5 billion primarily related to asset impairments and severance costs. During the year ended December 31, 2018, Halliburton recognized a pre-tax charge of $265 million related to a write-down of its remaining investment in Venezuela.

(b) Includes a $306 million tax benefit during the year ended December 31, 2018 related to a strategic change in Halliburton's corporate structure.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31	December 31
	2019	2018
Assets
Current assets:
Cash and equivalents	$2,268	$2,008
Receivables, net	4,577	5,234
Inventories	3,139	3,028
Other current assets	1,228	881
Total current assets	11,212	11,151

Property, plant and equipment, net	7,310	8,873
Goodwill	2,812	2,825
Deferred income taxes	1,683	1,384
Operating lease right-of-use assets (a)	931	—
Other assets	1,429	1,749
Total assets	$25,377	$25,982

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,432	$3,018
Accrued employee compensation and benefits	604	714
Current portion of operating lease liabilities (a)	208	—
Other current liabilities	1,634	1,070
Total current liabilities	4,878	4,802

Long-term debt	10,316	10,312
Operating lease liabilities (a)	825	—
Employee compensation and benefits	525	483
Other liabilities	808	841
Total liabilities	17,352	16,438

Company shareholders’ equity	8,012	9,522
Noncontrolling interest in consolidated subsidiaries	13	22
Total shareholders’ equity	8,025	9,544
Total liabilities and shareholders’ equity	$25,377	$25,982
(a) During the first quarter of 2019, Halliburton adopted a new lease accounting standard, resulting in additional assets and liabilities on the balance sheet.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended		Three Months Ended
	December 31		December 31
	2019	2018	2019
Cash flows from operating activities:
Net income (loss)	$(1,129)	$1,657	$(1,654)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Impairments and other charges	2,506	265	2,198
Depreciation, depletion and amortization	1,625	1,606	372
Deferred income tax benefit, continuing operations	(396)	(267)	(319)
Working capital (a)	(161)	(384)	495
Other operating activities	—	280	75
Total cash flows provided by (used in) operating activities	2,445	3,157	1,167

Cash flows from investing activities:
Capital expenditures	(1,530)	(2,026)	(340)
Proceeds from sales of property, plant and equipment	190	218	47
Payments to acquire businesses	(33)	(187)	(2)
Other investing activities	(72)	2	(20)
Total cash flows provided by (used in) investing activities	(1,445)	(1,993)	(315)

Cash flows from financing activities:
Dividends to shareholders	(630)	(630)	(158)
Stock repurchase program	(100)	(400)	—
Other financing activities	35	(389)	13
Total cash flows provided by (used in) financing activities	(695)	(1,419)	(145)

Effect of exchange rate changes on cash	(45)	(74)	(10)
Increase (decrease) in cash and equivalents	260	(329)	697
Cash and equivalents at beginning of period	2,008	2,337	1,571
Cash and equivalents at end of period	$2,268	$2,008	$2,268

(a) Working capital includes receivables, inventories and accounts payable.
See Footnote Table 3 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue	2019	2018	2019
By operating segment:
Completion and Production	$3,058	$3,832	$3,506
Drilling and Evaluation	2,133	2,104	2,044
Total revenue	$5,191	$5,936	$5,550

By geographic region:
North America	$2,333	$3,341	$2,949
Latin America	598	607	608
Europe/Africa/CIS	883	746	831
Middle East/Asia	1,377	1,242	1,162
Total revenue	$5,191	$5,936	$5,550

Operating Income (Loss)
By operating segment:
Completion and Production	$387	$496	$446
Drilling and Evaluation	224	185	150
Total	611	681	596
Corporate and other	(65)	(73)	(60)
Impairments and other charges	(2,198)	—	—
Total operating income (loss)	$(1,652)	$608	$536

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
Revenue	2019	2018
By operating segment:
Completion and Production	$14,031	$15,973
Drilling and Evaluation	8,377	8,022
Total revenue	$22,408	$23,995

By geographic region:
North America	$11,884	$14,431
Latin America	2,364	2,065
Europe/Africa/CIS	3,285	2,945
Middle East/Asia	4,875	4,554
Total revenue	$22,408	$23,995

Operating Income (Loss)
By operating segment:
Completion and Production	$1,671	$2,278
Drilling and Evaluation	642	745
Total	2,313	3,023
Corporate and other	(255)	(291)
Impairments and other charges	(2,506)	(265)
Total operating income (loss)	$(448)	$2,467

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
As reported operating income (loss)	$(1,652)	$608	$(448)	$2,467

Impairments and other charges:
Long-lived asset impairments	1,473	—	1,603	—
Inventory costs and write-downs	424	—	458	—
Joint ventures	134		154
Severance	95	—	172	—
Venezuela investment write-down	—	—	—	265
Other	72	—	119	—
Total impairments and other charges (a)	2,198	—	2,506	265
Adjusted operating income (b)	$546	$608	$2,058	$2,732

(a)
During the three months and year ended December 31, 2019, Halliburton recognized a pre-tax charge of $2.2 billion and $2.5 billion, respectively. Included within "Long-lived assets impairments" are impairments of property, plant and equipment, intangible assets, and real estate facilities. Included within "Inventory costs and write-downs" are amounts associated with certain supply contracts. Included within "Joint ventures" are results from the company's rationalization of its existing joint ventures. In conjunction with the impairment charges recorded during the fourth quarter of 2019, an additional $50 million will be recognized in the first quarter of 2020 in accordance with accounting principles.

(b)
Management believes that operating income (loss) adjusted for impairments and other charges for the three months ended December 31, 2019 and the years ended December 31, 2019 and December 31, 2018 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total impairments and other charges" for the three months ended December 31, 2019 and the years ended December 31, 2019 and December 31, 2018. There were no such charges for the three months ended December 31, 2018.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
As reported net income (loss) attributable to company	$(1,653)	$664	$(1,131)	$1,656

Adjustments:
Impairments and other charges	2,198	—	2,506	265
Total adjustments, before taxes	2,198	—	2,506	265
Tax benefit (a)	(260)	(306)	(291)	(259)
Total adjustments, net of taxes (b)	$1,938	$(306)	$2,215	$6
Adjusted net income attributable to company (b)	$285	$358	$1,084	$1,662

As reported diluted weighted average common shares outstanding (c)	878	873	875	877
Adjusted diluted weighted average common shares outstanding (c)	878	873	876	877

As reported net income (loss) per diluted share (d)	$(1.88)	$0.76	$(1.29)	$1.89
Adjusted net income per diluted share (d)	$0.32	$0.41	$1.24	$1.90

(a)
Represents the tax effect of impairments and other charges during the respective periods. Additionally, during the three months ended December 31, 2018, Halliburton recognized a $306 million tax benefit related to a strategic change in Halliburton's corporate structure. The year ended December 31, 2018 includes $47 million of accrued taxes related to the charge taken in Venezuela.

(b)
Management believes that net income (loss) adjusted for impairments and other charges is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income (loss) attributable to company” plus "Total adjustments, net of taxes" for the three months ended December 31, 2019 and December 31, 2018 and the years ended December 31, 2019 and December 31, 2018.

(c)
As reported diluted weighted average common shares outstanding for the year ended December 31, 2019 excludes options to purchase one million shares of common stock as their impact would be antidilutive because Halliburton's reported income attributable to company was in a loss position during the period. When adjusting income attributable to company in the period for the adjustments discussed above, these shares become dilutive.

(d)
As reported net income (loss) per diluted share is calculated as: "As reported net income (loss) attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Year Ended		Three Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019
Total cash flows provided by (used in) operating activities	$2,445	$3,157	$1,167
Capital expenditures	(1,530)	(2,026)	(340)
Free cash flow (a)	$915	$1,131	$827

(a)
Management believes that free cash flow, which is defined as “Total cash flows provided by (used in) operating activities” less “Capital expenditures”, is useful to investors to assess and understand liquidity, especially when comparing results with previous and subsequent periods. Management views free cash flow as a key measure of liquidity in the company's business.

Conference Call Details
Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, January 21, 2020, to discuss its fourth quarter 2019 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. You may also participate in the call by dialing (888) 393-0263 within North America or +1 (973) 453-2259 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until January 28, 2020. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 8785043.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	January 21, 2020	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary